Prospectus Supplement No. 1, dated April 12, 2002,                Rule 424(b)(3)
to Prospectus, dated February 5, 2002.                        File No. 333-81210


                                  QUOVADX, INC.
                             SHARES OF COMMON STOCK

         This Supplement to Prospectus dated February 5, 2002 supplements and amends the Selling Stockholders table at page 13 of the Prospectus to correct an inadvertent mistake in the listing of a selling stockholder and to reflect certain distributions made since the date of the Prospectus. Bayview Investors, Ltd. was inadvertently listed in the Prospectus as RS Investment Management, holding 3,864 shares. Bayview Investors, Ltd. replaces RS Investment Management as a Selling Stockholder in the table on page 13 or the February 5, 2002 Prospectus and the information with respect to "Number of Shares Held" and "Number of Shares Being Offered" reflected for RS Investment Management shall now apply to Bayview Investors, Ltd. Additionally, Bayview Investors, Ltd. has distributed 3,478 of its 3,864 shares of our common stock to the holders and in the amounts listed below. The Prospectus is used in connection with the offering of an aggregate 794,246 shares of the common stock (the "Common Stock"), of Quovadx, Inc. (QVDX). The number of shares of Common Stock covered by the Prospectus remains unchanged and, except as described above and set forth below, the Selling Stockholders table set forth in the Prospectus remains unchanged:

                                                                                  NUMBER OF            NUMBER OF SHARES BEING
       NAME OF SELLING STOCKHOLDER                                               SHARES HELD                  OFFERED
       ---------------------------                                               -----------           ----------------------
       Bayview Investors, Ltd.                                                       386                        386
       Mary K. Behrens                                                                28                         28
       Farah Champsi                                                                  44                         44
       Kenneth R. Fitzsimmons Jr & Jane Z. Fitzsimmons, TTEES                        247                        247
                UTA DTD 8/2791
       David L. Goldsmith & Diane Goldsmith TTEES  Goldsmith                       1,644                      1,644
                Family Trust DTD 3-29-85
       Kenneth C. Haupt, TTEE UTA DTD 12/6/91                                         35                         35
       George Randy & Nancy Hecht JTWROS                                              28                         28
       Seymore Kaufman                                                                82                         82
       John F. Keating Jr & Danforth Dayle Keating, TTEES of                          56                         56
                the Keating Trust DTD 9-14-1996
       Douglas C. Moore                                                               83                         83
       Daniel Murphy                                                                  82                         82
       Robert J. Nowlin                                                               56                         56
       J. Misha Petkevich TTEE UTA Dated 5/2/96                                      146                        146
       Sanford R. Robertson                                                          439                        439
       Michael Samols                                                                332                        332
       Paul Slivon & Noreen Slivon Comm. Prop                                         19                         19
       Michael J.Stark                                                                71                         71
       Paul H. Stephens & Eleanor Stephens TTEES TA Dated                             28                         28
       7/6/98
       Wisialowski Living Trust, William Wisialowski Karen                            58                         58
                Wisialowski, TTEES